UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2017 (August 24, 2017)

AXIS CAPITAL HOLDINGS LIMITED

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-31721	98-0395986
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

92 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (441) 405-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Rule 2.7 Announcement

On August 24, 2017, AXIS Specialty UK Holdings Limited (“AXIS”), a subsidiary of AXIS Capital Holdings Limited (“AXIS Capital”) issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing that AXIS and the board of directors of Novae Group plc (“Novae”), a public limited company incorporated in England and Wales, had agreed on the terms of an increased recommended cash offer of 715 pence per share (the “Increased Offer”) to be made by AXIS for the acquisition of the entire issued and to be issued share capital of Novae (the “Acquisition”). The Increased Offer values Novae’s issued and to be issued share capital at approximately £477.6 million (approximately $616.1 million based upon an exchange rate of $1.29). The Acquisition is to be effected by way of a scheme of arrangement under the laws of the United Kingdom. The Increased Offer remains subject to the terms and conditions of the original scheme set out in the Rule 2.7 announcement previously issued by AXIS Capital on July 5, 2017.

The foregoing summary of the Increased Offer and the Rule 2.7 Announcement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Rule 2.7 Announcement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Rule 2.7 Announcement, dated August 24, 2017.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. federal securities laws, including statements related to the Increased Offer and the anticipated closing of the Acquisition. In some cases, these statements can be identified by the use of forward-looking words such as “may”, “should”, “could”, “anticipate”, “expect”, “potential”, “intend” and similar expressions. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include, with respect to the Increased Offer and the Acquisition, the effect of the announcement of the Increased Offer on our business relationships, operating results, share price or business generally; the occurrence of any event or other circumstances that could give rise to the termination or lapsing of the Increased Offer; the outcome of any legal proceedings that may be instituted against us related to the Increased Offer and/or the Acquisition; the failure to satisfy any of the conditions to completion of the Acquisition, including the receipt of all required regulatory approvals and antitrust consents; and the failure to realize the expected synergies resulting from the Acquisition. Other important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom’s expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (24) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This Current Report on Form 8-K is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Increased Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIS CAPITAL HOLDINGS LIMITED

Date: August 25, 2017	By:	/s/ Conrad D. Brooks
	Name:	Conrad D. Brooks
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Rule 2.7 Announcement, dated August 24, 2017.

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